Exhibit 10.34

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 3 TO RESEARCH COLLABORATION AGREEMENT

This Amendment No. 3 to Research Collaboration Agreement (this “Amendment”) is entered into as of this 30th day of April, 2020 (the “Amendment Date”), by and between President and Fellows of Harvard College, a charitable corporation of Massachusetts having an office at Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”), and ReWalk Robotics, Ltd. a company existing under the laws of the State of Israel, having a place of business at 200 Donald Lynch Blvd., Marlborough, MA 01752 (“Company”).  Harvard and Company each shall be referred to herein as a “Party” and together as the “Parties.”

WHEREAS, Harvard and Company entered into a Research Collaboration Agreement, dated as of May 16, 2016, as previously amended on May 1, 2017, and April 1, 2018 (the “RCA” or “Research Collaboration Agreement”); and

WHEREAS, Harvard and Company desire to amend the RCA as set forth below in accordance with Section 10.9 of the RCA.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I.	Amendment to the RCA. Effective as of the Amendment Date:

A.
Costs and Expenses.  The RCA is hereby amended by deleting existing Sections 3.1.3 through 3.1.7 in their entirety and replacing them with the following new Sections 3.1.5 through 3.1.7, and adding a new Section 3.1.8, each to read as follows:

3.1.5          [*] United States Dollars and [*] Cents (US $[*]) for 2020 to be paid as follows: one (1) initial quarterly installment of [*] United States Dollars and [*] Cents  (US $[*]) and three (3) subsequent quarterly installments of [*] United States Dollars (US $[*]), each of which shall be payable within forty-five (45) days of receipt of the invoice from Harvard for such amount.  Harvard shall issue each invoice to Company at least five (5) days prior to the start of each Calendar Quarter in 2020.

3.1.6          [*] United States Dollars (US $[*]) for 2021 to be paid as follows: installment of [*] United States Dollars (US $[*]) and installments of [*] United States Dollars and [*] Cents  (US $[*]), each of which shall be payable within forty-five (45) days of receipt of the invoice from Harvard for such amount.  Harvard shall issue each invoice to Company at least five (5) days prior to the start of each Calendar Quarter in 2021.

3.1.7          [*] United States Dollars (US $[*]) for 2022 to be paid as follows: four equal installments of [*] United States Dollars and [*] Cents (US $[*]), each installment of which shall be payable within forty-five (45) days of receipt of the invoice from Harvard for such amount.  Harvard shall issue each invoice to Company at least five (5) days prior to the start of each Calendar Quarter in 2022.”

3.1.8          [*] United States Dollars and [*] Cents  (US $[*]) for 2023 to be paid as follows: one (1) installment of [*] United States Dollars and [*] Cents (US $[*]) for the first (1st) Calendar Quarter of 2023, such installment shall be payable within forty-five (45) days of receipt of the invoice from Harvard for such amount.  Harvard shall issue each invoice to Company at least five (5) days prior to the start of the first (1st) Calendar Quarter in 2023.”

B.	Term. The RCA is hereby amended by deleting the existing Section 9.1 in its entirety and replacing it with the following new Section 9.1 to read as follows:

“9.1          Term.  This Agreement shall commence on the Effective Date and shall remain in effect for a period of six (6) and three-quarter (3/4) years, until February 16, 2023. (the “Term”), unless earlier terminated in accordance with the provisions of this Article 9.”

II.	Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the RCA.

III.	Except as expressly amended hereby, all other terms of the RCA shall remain unchanged and in full force and effect in accordance therewith.

IV.	This Amendment will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision.

V.
The Parties may execute this Amendment in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Transmission by facsimile or electronic mail of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.  If by electronic mail, the executed Amendment must be delivered in a .pdf format.

** Signature Page Follows **

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized representative as of the Amendment Effective Date.

President and Fellows of Harvard College
By: /s/ Isaac T. Kohlberg
Name: Isaac T. Kohlberg

Title: Senior Associate Provost
Chief Technology Development Officer
Office of Technology Development
Harvard University
ReWalk Robotics, Ltd. By: /s/ Larry Jasinski Name: Larry Jasinski Title: Chief Executive Officer

I, the undersigned, hereby confirm that I have read this Amendment, including the Research Plan included in this Amendment, that its contents are acceptable to me and that I will act in accordance with its terms.

/s/ Conor J. Walsh
Conor J. Walsh, Ph.D.

SCHEDULE I

Exhibit A

Research Plan

Aim:	Harvard expects to perform research to support Company’s development of both stroke and multiple sclerosis (“MS”) specific Soft Exosuits as follows:

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